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                                                                    EXHIBIT 11.1


             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                         ALIGN-RITE INTERNATIONAL, INC.


The computation of net income per share for the six months ended September 30, 1997 and 1996 as follows:

                                                  1997               1996
                                               ----------         ----------
PRIMARY
Net Income ................................... $2,939,000         $2,715,000
                                               ==========         ==========


Average common stock outstanding .............  4,426,679          4,379,529
  Common stock equivalent issuable upon the
  exercise of options and warrants currently
  outstanding to purchase common stock
  subject to 20% limitation
  assumed repurchase .........................    426,628            426,177
                                               ----------         ----------

Sub-Total                                       4,853,307          4,805,706

Net income per share .........................      $0.61              $0.57
                                                    =====              =====